Filed pursuant to Rule 433
Registration Nos. 333-157418
and 333-157418-05

Free Writing Prospectus
Dated November 10, 2010

*NEW ISSUE* $875.612mm CNH 2010-C   **PRICED**

JOINT LEADS: RBS(str),CA,SG

Cls	$Size-mm	M/S	WAL	L.FINAL	E.FINAL	BNCH	LVL	YLD	CPN	$PX

A-1	216.700	P-1/A-1+	0.49	12/09/11	09/15/11	IntL	–1	0.42677	0.42677	100-00
A-2	142.000	Aaa/AAA	0.99	04/15/13	03/15/12	EDSF	+37	0.835	0.83	99.99650
A-3	350.000	Aaa/AAA	2.25	05/15/15	03/15/14	ISWAPS	+45	1.175	1.17	99.99527
A-4	140.640	Aaa/AAA	3.89	05/16/16	12/15/14	ISWAPS	+58	1.766	1.75	99.96419
B	26.272	A2/A	4.08	05/15/17	12/15/14	ISWAPS	+175	2.997	2.97	99.96758

BILL & DELIVER:	RBS
AVAILABLE:	CDI/IntexNet, NetRS, Prelim OC, FWP
EXPECTED PRICING:	Around 2:30pm EST Today
EXPECTED SETTLEMENT DATE:	November 17, 2010
FIRST PAYMENT DATE:	December 15, 2010
Public/144A:	PUBLIC
ERISA-Eligible:	Yes
BLOOMBERG TICKER:	CNH 2010-C

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com.